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                                                                   EXHIBIT 99.1


[HARVEST LOGO APPEARS HERE]
                                                          FOR IMMEDIATE RELEASE



               HARVEST NATURAL RESOURCES TO SELL RUSSIAN INTEREST
                  o TO RECEIVE $75 MILLION FOR GEOILBENT SALE


         HOUSTON, TX - (September 16, 2003) - Harvest Natural Resources, Inc. (NYSE:HNR) today announced it has signed an agreement to sell its 34 percent interest in LLC Geoilbent to a nominee of YUKOS Oil Company for $69.5 million. Harvest will also receive $5.5 million as repayment of intercompany loans and payables owed to Harvest by Geoilbent. Closing of the Geoilbent sale is conditioned upon final consents from the Russian Ministry for Antimonopoly Policy and Support for Entrepreneurship and the European Bank for Reconstruction and Development. The transaction is expected to close in the fourth quarter.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said "Our commitment to Russia remains strong. We look forward to redeploying capital to Russian growth projects while maintaining our focus in Venezuela. The sale of our interest in Geoilbent at an attractive price further demonstrates our ability to execute against our primary strategic goal of timely value harvest. As minority owner, our continuing investment in Geoilbent proved to be inconsistent with our stated objective of investing in properties in which we have operating and financial control, have significant recoverable reserves, and appropriate governance with our partners."

         Net cash proceeds after payment of expenses are estimated to be approximately $73 million. Harvest intends to use the cash proceeds to acquire and develop properties in Russia and Venezuela and for general corporate purposes.

         The Company will host a conference call at 10:00 a.m. Central Time tomorrow, September 17, 2003. The conference leader will be Dr. Peter J. Hill, President and CEO. The conference call may be accessed five to ten minutes prior to the start time at (785) 832-0301. A recording of the conference call will also be available for replay at (402) 351-0791 through September 23, 2003.

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         The conference call will also be transmitted over the Internet through the Company's website at www.harvestnr.com. To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call, and will remain on the website until September 30, 2003.

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela. For more information visit the Company's website at www.harvestnr.com.


                                      ####

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2002 Annual Report on form 10-K and subsequent reports."
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